CERTIFICATE of AMENDMENT of
                         CERTIFICATE of INCORPORATION of
                       HOMESIDE MORTGAGE SECURITIES, INC.

     HomeSide Mortgage Securities, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     First: The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution, was approved by the Corporation's Board of Directors, declaring said amendment to be advisable and calling for a vote of the sole shareholder of the Corporation for consideration thereof, and thereafter approved by the Corporation's sole shareholder, all in accordance with the provisions of Sections 141, 228 and 242(b)(2) of the General Corporation Law of the State of Delaware. The resolution setting forth the proposed amendment is as follows:

             Resolved, that the Certificate of Incorporation of this corporation be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

             "FIRST:   The  name  of  the  corporation  is  National
             Mortgage Securities, Inc. (hereinafter referred to as the "Corporation")."

     IN WITNESS WHEREOF, HomeSide Mortgage Securities, Inc. has caused this certificate to be signed by its Vice President and attested by its Assistant Secretary this 25th day of February, 2002. HOMESIDE MORTGAGE SECURITIES, INC.

                                         By:  /s/ Robert J. Jacobs
                                             ---------------------------------
                                              Robert J. Jacobs, Vice President
ATTEST:

By:  /s/ Thomas A. Hajda
    ------------------------------
     Thomas A. Hajda
     Assistant Secretary